Exhibit 5.1

Hogan Lovells Cadwalader US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T: +1 202 637 5600 F: +1 202 637 5910 www.hlc.com

November 9, 2026

Board of Trustees

Public Storage

2811 Internet Boulevard

Frisco, TX 75034

To the addressee referred to above:

We are acting as counsel to Public Storage, a Maryland real estate investment trust (the “Company”), in connection with the registration of the resale of up to 120,011 common shares of beneficial interest, par value $0.10 per share (the “Shares”), of the Company, which Shares may be sold from time to time by certain selling securityholders pursuant to the prospectus supplement dated November 9, 2026 and the accompanying base prospectus dated September 8, 2026 (such documents, collectively, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Shares include outstanding common shares of beneficial interest (the “Outstanding Shares”) and common shares of beneficial interest that may be issued in the future (the “Exchange Shares”) upon exchange of units of partnership interest in PSA Investors One, L.P. (the “Partnership”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Hogan Lovells Cadwalader US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells Cadwalader” is an international legal practice that includes Hogan Lovells Cadwalader International LLP and Hogan Lovells Cadwalader US LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Charlotte Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. Associated Offices: Jakarta Shanghai FTZ. Business Services Centers: Johannesburg Louisville. For more information see www.hlc.com.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) the Exchange Shares, to the extent issued upon exchange of units of partnership interest in the Partnership in accordance with the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells Cadwalader US LLP

HOGAN LOVELLS CADWALADER US LLP